UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2018

UNIVERSAL HEALTH REALTY INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-9321	23-6858580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania		19406
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 265-0688

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule l2b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 27, 2018 (the “Closing Date”), Universal Health Realty Income Trust (the “Trust”) entered into a credit agreement with a syndicate of lenders and Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent and Fifth Third Bank, JPMorgan Chase Bank, N.A. and SUNTRUST Bank as Co-Documentation Agents (the “Credit Agreement”). The Credit Agreement provides for an unsecured revolving credit facility in an aggregate principal amount of $300 million, including a $40 million sublimit for the issuance of standby letters of credit and a $30 million sublimit for Swingline loans. Under the terms of the Credit Agreement, the Trust may request that the revolving line of credit be increased by up to an additional $50 million. Borrowings under the new facility are guaranteed by certain subsidiaries of the Trust. In addition, borrowings under the new facility are secured by first priority security interests in and liens on all equity interests in certain of the Trust’s wholly-owned subsidiaries.

The new Credit Agreement is available on a revolving basis until March 27, 2022. The Loans will be due on March 27, 2022, however, the Trust also has the option, up to two (2) times during the term of the Credit Agreement, to extend the revolving credit period and the Maturity Date for an additional six (6) month period. The new facility replaces the Trust’s previous credit facility, which consisted of a $250 million revolving credit facility expiring on March 26, 2019. See “Item 1.02 — Termination of a Material Definitive Agreement” below.

Proceeds of the Credit Agreement will be used to refinance the outstanding borrowings and letters of credit under the previous credit facilities, to pay costs, fees and expenses associated with the new facility, and for working capital and other general corporate purposes, including permitted investments and acquisitions. The amount outstanding under the previous revolving credit facility on the Closing Date ($180.25 million), as well as the outstanding letters of credit totaling $1.5 million, were refinanced under the new revolving credit facility, leaving $118.25 million available under the Credit Agreement as of the Closing Date.

Borrowings under the Credit Agreement will bear interest annually at a rate equal to, at the Trust’s option, either LIBOR (for one, two, three, or six months) (subject to certain restrictions therein) or the Base Rate (as defined below), plus, in either case, a specified margin depending on the Trust’s total leverage ratio, as determined by the formula set forth in the Credit Agreement. The applicable margin ranges from 1.10% to 1.35% for LIBOR loans and .10% to .35% for Base Rate loans. The initial applicable margin is 1.20% for LIBOR loans and .20% for Base Rate loans. The Credit Agreement defines “Base Rate” as the greatest of (a) the Administrative Agent’s prime rate, (b) the federal funds effective rate plus 1/2 of 1% and (c) one month LIBOR plus 1%. The Trust will also pay a quarterly facility fee ranging from 0.15% to 0.35% (depending on the Trust’s total leverage ratio) on the aggregate principal amount of the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants, including limitations on certain indebtedness, liens, acquisitions and other investments, fundamental changes, asset dispositions and dividends and other distributions. The Credit Agreement also contains restrictive covenants regarding the Trust’s ratio of total debt to total assets, the fixed charge coverage ratio, the ratio of total secured debt to total asset value, the ratio of total unsecured debt to total unencumbered asset value, and minimum net worth, as well as customary events of default, the occurrence of which may trigger an acceleration of amounts outstanding under the Credit Agreement.

The foregoing description of the Credit Agreement is a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Report.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the Trust’s entry into the Credit Agreement described under “Item 1.01 — Entry into a Material Definitive Agreement”, on the Closing Date the Trust terminated the credit agreement, dated as of March 27, 2015, by and among the Trust, the financial institutions from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in “Item 1.01 — Entry into a Material Definitive Agreement” is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Credit Agreement, dated as of March 27, 2018 among Universal Health Realty Income Trust, the Lenders Party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent and Fifth Third Bank, JPMorgan Chase Bank, N.A. and SUNTRUST Bank as Co-Documentation Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH REALTY INCOME TRUST

Date: March 29, 2018

	By:	/s/ Charles F. Boyle
	Name:	Charles F. Boyle
	Title:	Vice President and Chief Financial Officer